Exhibit 10.12

CAL DIVE INTERNATIONAL, INC.

Summary of
2008
Executive Officer Cash Compensation

Executive Management Team	Base Salary	Total Bonus Opportunity	Base and Bonus Opportunity
Quinn J. Hébert President and CEO	$ 541,000	$ 783,000	$ 1,324,000
Scott T. Naughton Executive VP and COO	376,000	376,000	752,000
G. Kregg Lunsford Executive VP and CFO	276,000	260,000	536,000
Lisa M. Buchanan VP and General Counsel	263,000	218,000	481,000
	$ 1,456,000	$ 1,637,000	$ 3,093,000

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